EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 12, 2009, with respect to the consolidated financial statements and internal controls over financial reporting in the Annual Report of Arctic Cat Inc. and subsidiaries on Form 10-K for the year ended March 31, 2009.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Arctic Cat Inc. on Forms S-8 (File No. 33-37065, effective October 1, 1990, File No. 33-69916, effective October 4, 1993, File No. 33-97244, effective September 22, 1995, File No. 333-99253, effective September 6, 2002, and File No. 333-145784, effective August 29, 2007).

/s/GRANT THORNTON LLP

Minneapolis, Minnesota

June 12, 2009